UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2016

Samson Oil & Gas Limited

(Exact name of registrant as specified in its charter)

Australia	001-33578	N/A
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

Level 16, AMP Building, 140 St Georges Terrace Perth, Western Australia 6000
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 011 61 8 9220 9830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At a General Meeting of the Shareholders of Samson Oil & Gas Limited (the “Company”) held on January 27, 2016, in Perth, Australia (the “General Meeting”), the shareholders of the Company approved the elections of Dr. Peter Hill, Mr. Gregory Channon and Mr. Denis Rakich to the Company’s board of directors (the “Board”).

Ms. DeAnn Craig and Dr. Victor Rudenno, directors of the Company, did not stand for re-election at the General Meeting, and each of their terms of office on the Board concluded at the General Meeting. The decisions of Ms. Craig and Dr. Rudenno not to stand for re-election were not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In addition, on January 27, 2016, Mr. Neil Fearis resigned as a director of the Company. Mr. Fearis’s resignation was not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

ITEM 5.07     Submission of Matters to a Vote of Security Holders.

At the General Meeting, the shareholders voted on resolutions to approve the elections of Mr. Peter Hill, Mr. Gregory Channon, Mr. Denis Rakich, and Mr. Keith Skipper as directors of the Company. The shareholders approved the elections of Dr. Hill, Mr. Channon and Mr. Rakich to the Board. Mr. Skipper was not elected to the Board. Mr. Rakich has served as the Secretary of the Company since 1998.

The voting results of the General Meeting are set forth in Exhibit 99.1 and are incorporated herein by reference.

ITEM 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release reporting the voting results of the General Meeting of Samson Oil & Gas Limited dated January 27, 2016 (Perth, Australia).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2016

Samson Oil & Gas Limited

	By:	/s/ Robyn Lamont
Robyn Lamont
Chief Financial Officer